Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
nLIGHT, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑224461) on Form S‑8 of nLIGHT, Inc. of our report dated March 15, 2019, with respect to the consolidated balance sheets of nLIGHT, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10‑K of the Company.

/s/ KPMG LLP
Portland, Oregon
March 15, 2019